Galena Biopharma Reports Second Quarter 2015 Financial Results

•	Completed over-enrollment in the NeuVax Phase 3 PRESENT breast cancer immunotherapy clinical trial and presented encouraging data for GALE-301 and GALE-401 programs

•
Achieved net revenue of $3.4 million for Q2, totaling $6.1 million for 1H, 2015 from Abstral® (fentanyl) Sublingual Tablets; Launched Zuplenz® (ondansetron) Oral Soluble Film in the U.S. on July 29, 2015.

•	Projected full year 2015 net revenue guidance of approximately $15 million

•	Webcast and conference call scheduled for today at 2:00 p.m. P.T. / 5:00 p.m. E.T.

Portland, Oregon, August 6, 2015 - Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care, today reported its financial results for the quarter ended June 30, 2015 and provided a business update.

“With our balance sheet strengthened, we made significant clinical progress in the second quarter as we reached a critical milestone with completion of enrollment in our Phase 3 PRESENT trial and had promising data readouts from two of our Phase 2 clinical trials with GALE-301 and GALE-401,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer. “Our cancer immunotherapy programs continue to advance with our multiple NeuVax programs as well as with GALE-301. Our early Phase 2a data with GALE-301 in ovarian and endometrial cancer was positive, and we will present a more mature data set at the European Society for Medical Oncology Congress in September. In addition, we presented preliminary Phase 2 data on our hematology asset, GALE-401, at the European Hematology Association Congress demonstrating encouraging efficacy and safety data. We expect to present final data from the GALE-401 Phase 2 trial later this year.”

Dr. Schwartz added, “On the commercial side of our business, last week we launched Zuplenz within our existing commercial infrastructure to treat patients suffering from nausea and vomiting as a result of their chemotherapy, radiation and surgical treatments. And, today we reported improved Abstral sales quarter over quarter resulting in our strongest net revenue quarter to date. Based on current projections, we anticipate that we will come in closer to the lower end of our guidance range, at around $15 million for the year.”

Galena will host a webcast and conference call today at 2:00 p.m. P.T./5:00 p.m. E.T. to discuss financial and business results. The live webcast will include slides that can be accessed on the Company's website under the Investors section/Events and Presentations: http://investors.galenabiopharma.com/events.cfm. The conference call can be accessed by dialing (844) 825-4413 toll-free in the U.S., or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 96966749. The archived webcast replay will be available on the Company's website for 90 days.

FINANCIAL HIGHLIGHTS AND GUIDANCE

We recognize revenue from the sale of Abstral to wholesale pharmaceutical distributors, net of product-related discounts, allowances, product returns, rebates, chargebacks, and patient assistance benefits, as applicable. Because the launch of Zuplenz occurred in July, there is no revenue recorded for Zuplenz through Q2, 2015, and all revenue to date is from Abstral sales. Net revenue was $3.4 million in the second quarter of 2015, a 48% increase compared to $2.3 million reported for the same period in 2014. Net revenue was $6.1 million in the first half of 2015, a 36% increase compared to $4.5 million reported for the same period in 2014.

Operating loss for the second quarter of 2015 was $11.3 million, including $0.6 million in stock based compensation, compared to an operating loss of $15.8 million, including $1.5 million in stock-based compensation for the same period last year. Operating loss for the first half of 2015 was $22.4 million, including $1.3 million in stock based compensation, compared to an operating loss of $27.6 million, including $3.2 million in stock-based compensation for the same period in 2014. The decrease in net operating loss year-over-year is primarily the result of the completion of enrollment in our Phase 3 PRESENT trial for NeuVax, as well as the decrease in stock based compensation and professional fees associated with ongoing legal proceedings.

Non-operating income or expenses include non-cash charges related to changes in the fair value estimates of the company’s warrant liabilities, contingent purchase price liability, and interest expense. The non-cash expense related to the changes in the value of our warrant liability for the second quarter of 2015 was $4.3 million versus a non-cash expense of $3.4 million for the same period in 2014, respectively. The non-cash expense related to the changes in the value of our warrant liability for the first half of 2015 was $3.1 million versus a non-cash benefit of $6.4 million for the same period in 2014, respectively.

Net loss for the second quarter of 2015 was $15.7 million, including $4.3 million in a non-cash expense described above, or $0.10 per basic and diluted share. Net loss for the second quarter of 2014 was $19.9 million, including a $3.4 million non-cash expense described above, or $0.17 per basic and diluted share. The lower net loss this quarter compared to the same quarter last year is a function of the lower operating loss, partially offset by the increase in the non-cash loss on the change in our warrant values, as described above. Net loss for the first half of 2015 was $26.2 million, including $3.1 million in a non-cash expense described above, or $0.18 per basic and diluted share. Net loss for the first half of 2014 was $22.5 million, including a $6.4 million non-cash benefit described above, or $0.19 per basic and diluted share. The higher net loss through the first two quarters of this year compared to the same period last year is a function of the lower operating loss, which was more than offset by the non-cash loss on the change in our warrant values this year, compared to a non-cash gain last year, as described above.

As of June 30, 2015, Galena had cash and cash equivalents of $45.3 million, compared with $23.7 million as of December 31, 2014. The $21.6 million increase in cash during the first half of 2015 represents $47.4 million raised from issuance of common stock, partially offset by $23.4 million used in operating activities, a $0.5 million milestone payment for Zuplenz, and $1.9 million in debt service payments.

SECOND QUARTER AND RECENT HIGHLIGHTS

Launched Zuplenz® (ondansetron) oral soluble film in the U.S. The active pharmaceutical ingredient in Zuplenz is ondansetron, and Zuplenz is approved in adult patients for the prevention of highly and moderately emetogenic chemotherapy-induced nausea and vomiting (CINV), radiotherapy-induced nausea and vomiting (RINV), and post-operative nausea and vomiting (PONV). Zuplenz is also approved for moderately emetogenic CINV in pediatric patients four years and older. Ondansetron belongs to a class of medications called serotonin 5-HT3 receptor antagonists and works by blocking the action of serotonin, a natural substance that may cause nausea and vomiting. Zuplenz is clinically bioequivalent to ondansetron orally disintegrating tablets (ODT) with a safety profile equivalent to ondansetron. The novel, PharmFilm®, oral soluble film technology utilized by Zuplenz provides for convenient delivery and several key patient benefits including: rapidly dissolves in the mouth in about 10 seconds; eliminates the burden of swallowing pills during emesis; does not require water to administer, making it ideal in cases of oral irritation; pleasant peppermint flavor with no gritty aftertaste, and it is non-sedating. Zuplenz is now available nationwide and is supplied in both 4 mg and 8 mg ondansetron strengths.

Presented GALE 401 Phase 2 clinical trial data at the European Hematology Association 20th Congress. The poster presentation entitled, "Phase 2 Study of a Novel Controlled-Release Formulation of Anagrelide (GALE-401) in Subjects with Myeloproliferative Neoplasm (MPN)-Related Thrombocytosis," was presented in June 2015. The Phase 2 study demonstrated that GALE-401 was well tolerated with primarily Grade 1 and 2 toxicities in 16 of the 18 subjects enrolled. The efficacy shown in the trial compares favorably to historical anagrelide immediate release (IR) response rates with the following platelet response: overall response rate (ORR) of 78% (14/18); complete response (CR) of 39% (7/18); partial response (PR) of 39% (7/18). The median time to response was 5 weeks

(range, 3-10), and the median duration of response has not yet been reached. Based on the data, the investigators concluded that GALE-401 remains a viable potential treatment option for MPNs, and a randomized trial comparing GALE-401 versus anagrelide IR is warranted.

Published GALE-301 abstract at the American Society of Clinical Oncology (ASCO) 2015 Annual Meeting. The abstract, entitled, "Preliminary Results of the Phase I/IIa Dose Finding Trial of a Folate Binding Protein Vaccine (E39+GM-CSF) in Ovarian and Endometrial Cancer Patients to Prevent Recurrence", demonstrated that GALE-301 is well tolerated and elicits a strong and dose-dependent in vivo immune response. The trial is ongoing and is designed as a safety and dose optimization trial and is not powered for a disease free survival efficacy endpoint. However, early efficacy results from the trial are promising in the 1000 mcg vaccine dose cohort. Of the 51 patients enrolled in the trial, 29 were in the vaccinated group (15 patients at 1000 mcg vs. 14 patients at < 1000 mcg) and 22 were in the control group. With 9.8 months median follow-up, the 1000 mcg dose group had only one clinical recurrence vs 11 in the vaccine group (6.7% VG vs. 50% CG, p = 0.01). Combining all dose groups, the complete response (CR) rate was 38% in the vaccine group vs. 50% in the control group (p = 0.41). Currently, the estimate for disease free survival at two years is 85.7% (1000 mcg dose group) vs. 19.2% for the control group (p = 0.09), for a 78% reduction in relative risk of recurrence.

NeuVax™ (nelipepimut-S) achieves critical milestone with completion of over-enrollment in its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial. NeuVax is a first-in-class, HER2-directed cancer immunotherapy under evaluation to prevent cancer recurrence after standard of care treatment in the adjuvant setting in breast and gastric cancers. Galena over-enrolled the trial by 7.7% with a total of 758 patients now in the intent-to-treat (ITT) population. The protocol for the PRESENT trial, being conducted under an FDA approved Special Protocol Assessment (SPA), called for 700 patients; and, the Company expects this higher number of ITT patients will increase the confidence in the timing, the statistics, and the final outcome of the trial. The primary endpoint is currently expected to be reached in 2018, after the last patient dosed reaches her 36th month of follow-up, or a total of 141 events (recurrence or death) occur, whichever comes later. PRESENT is a randomized, double blind, placebo controlled, international, Phase 3 trial and is being conducted in 13 countries at approximately 140 sites.

CORPORATE HIGHLIGHTS

Enhanced the balance sheet with the closing of a public offering of common stock, receiving gross proceeds of $43.7 million. With the closing of the over-allotment in the second quarter, total net proceeds to Galena from the offering were approximately $40.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Galena.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$3,382	$2,331	$6,132	$4,504
Costs and expenses:
Cost of revenue (excluding amortization of certain acquired intangible assets)	468	347	861	678
Research and development	7,290	8,069	13,200	14,839
Selling, general, and administrative	6,451	9,600	13,878	16,430
Amortization of certain acquired intangible assets	442	98	588	189
Total costs and expenses	14,651	18,114	28,527	32,136
Operating loss	(11,269)	(15,783)	(22,395)	(27,632)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	(4,267)	(3,353)	(3,115)	6,439
Interest expense, net	(207)	(314)	(449)	(628)
Other expense	83	(491)	(238)	(656)
Total non-operating income, net	(4,391)	(4,158)	(3,802)	5,155
Net loss	$(15,660)	$(19,941)	$(26,197)	$(22,477)
Net loss per common share:
Basic and diluted net loss per share	$(0.10)	$(0.17)	$(0.18)	$(0.19)
Weighted average common shares outstanding: basic and diluted	161,383,398	118,083,988	148,647,581	117,154,099

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Amounts in thousands)

	June 30, 2015	December 31, 2014 (1)
ASSETS
Current assets:
Cash and cash equivalents	$45,279	$23,650
Restricted cash	200	200
Accounts receivable	1,818	1,839
Inventory	1,426	655
Prepaid expenses and other current assets	2,399	2,680
Total current assets	51,122	29,024
Equipment and furnishings, net	532	555
In-process research and development	12,864	12,864
Abstral rights	13,946	14,533
Zuplenz Rights	8,101	8,101
GALE-401 rights	9,255	9,255
Goodwill	6,069	6,069
Deposits	78	87
Total assets	$101,967	$80,488
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,318	$2,271
Accrued expense and other current liabilities	12,923	15,669
Fair value of warrants potentially settleable in cash	18,794	5,383
Current portion of long-term debt	4,079	3,910
Total current liabilities	38,114	27,233
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, net of current portion	6,889	6,651
Long-term debt, net of current portion	2,546	4,492
Total liabilities	52,602	43,429
Stockholders’ equity:	49,365	37,059
Total liabilities and stockholders’ equity	101,967	80,488

(1) Derived from the audited consolidated financial statements as of December 31, 2014.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a biopharmaceutical company developing and commercializing innovative, targeted oncology therapeutics that address major medical needs across the full spectrum of cancer care.  Galena’s development portfolio ranges from mid- to late-stage clinical assets, including a robust immunotherapy program led by NeuVax™ (nelipepimut-S) currently in an international, Phase 3 clinical trial. The Company’s commercial drugs include Abstral® (fentanyl) Sublingual Tablets and Zuplenz® (ondansetron) Oral Soluble Film. Collectively, Galena’s clinical and commercial strategy focuses on identifying and advancing therapeutic opportunities to improve cancer care, from direct treatment of the disease to the reduction of its debilitating side-effects. For more information visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our 2015 revenue from the sale of Abstral®, our launch of Zuplenz®, the issuance of patents, and the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax™ and Abstral® are trademarks of Galena Biopharma, Inc. All other trademarks are the property of their respective owners.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(503) 405-8258
rbernarda@galenabiopharma.com